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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              -------------------

                                    FORM 8-K

                              -------------------

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: September 2, 2004
                        (Date of earliest event reported)

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                           ARLINGTON HOSPITALITY, INC.
             (Exact name of registrant as specified in its charter)

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           Delaware                      0-15291                36-3312434
(State or other jurisdiction      (Commission File No.)        (IRS Employer
      of incorporation)                                      Identification No.)

                        2355 South Arlington Heights Road
                                    Suite 400
                        Arlington Heights, Illinois 60005
                    (Address of Principal Executive Offices)

                                 (847) 228-5400
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                             -------------------

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.06 -- MATERIAL IMPAIRMENTS

HOTEL DISPOSITION PLAN UPDATE

During 2003, we determined that the sale of a significant number of our hotel properties would assist us in achieving our financial and growth objectives of maximizing cash flow streams from hotel development activity and our AmeriHost agreements with Cendant Corporation. After conducting a comprehensive assessment of each of our hotel properties in July 2003, we adopted a formal plan to sell 25 to 30 hotels over a two-year period. In addition, we determined that all of our owned non-AmeriHost Inn hotels would be sold as part of this plan, subject to market conditions.

Upon successful completion of the sale of the properties in the plan, we expect to own or lease 30 to 35 AmeriHost Inn hotels, excluding any new hotels we develop. Since inception of the plan in July 2003, we have sold 17 hotels, including 11 hotels in 2004, through the date of this filing. Below is a summary of the sales made under the plan:

                                                              (in thousands)
                                                          Net cash
                                              Number      proceeds      Mortgage      Cendant
                                                of     after mortgage     debt      Incentive
                                              hotels       Payoff       reduction    Fees (1)
                                              -----------------------------------------------
     Consolidated hotels:
          AmeriHost Inn hotels                     8       $ 3,599        $14,885     $ 1,414
          Other brand hotels                       2           916          2,276        --
                                              ------       -------        -------     -------
                                                  10         4,515         17,161       1,414
                                              ------       -------        -------     -------
     Unconsolidated hotels:
          AmeriHost Inn hotels                     0          --             --          --

          Other brand hotels                       1           611           --          --
                                              ------       -------        -------     -------
                                                   1           611           --          --
                                              ------       -------        -------     -------

     Total, year-to-date 2004                     11       $ 5,126        $17,161     $ 1,414
                                              ======       =======        =======     =======

     Total, since the implementation of the
          strategic plan to sell hotels           16       $ 9,994        $25,876     $ 2,455
                                              ======       =======        =======     =======

     (1) These fees are deferred for financial statement reporting purposes, and amortized as revenue over a 76-month period.


On January 1, 2002, we adopted SFAS 144, "Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for Long-Lived assets (SFAS 144)". SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We periodically review the carrying value of certain long-lived assets in relation to historical results, current business conditions and trends to identify potential situations in which the carrying value of


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assets may not be recoverable. If such reviews indicate that the carrying value of such assets may not be recoverable, we would estimate the undiscounted sum of the expected cash flows of such assets to determine if such sum is less than the carrying value of such assets to ascertain if an impairment exists. If an impairment exists, we would determine the fair value by using quoted market prices, if available for such assets, or if quoted market prices are not available, we would discount the expected future cash flows of such assets.

In connection with the plan for hotel disposition, and in accordance with SFAS No. 144, we recorded $5.9 million in pre-tax, non-cash impairment charges during 2003, related to 18 of the hotels targeted for sale, including approximately $909,000 which was included in "discontinued operations" in the company's consolidated financial statements. The non-cash impairment charges represent adjustments to reduce the carrying value of certain hotel assets to the estimated sales prices, net of estimated costs to sell. Through the first six months of 2004, we recorded an additional $1.4 million in pre-tax, non-cash impairment charges. Approximately $907,000 of the additional impairment charges in 2004 relate to one non-AmeriHost Inn hotel which is over 25 years old with exterior corridors and will require a significant amount of capital expenditures over the next few years. The operations of this hotel have declined significantly over the past several months, as a result of a change in brand affiliation and the addition of newer hotels in its local market. This decline has had a negative impact on the value of the hotel, resulting in the impairment charge. The remaining impairment charges recorded in 2004 relate primarily to the ongoing evaluation of market conditions and listing prices on all of our other properties.

Based on our recent review of the market conditions relating to one of the hotels included in the plan for hotel disposition, we decided on September 2, 2004 to reduce the asking price for this hotel. In addition, we have received offers to purchase two other assets. One of these assets is a vacant land parcel and the other is an investment in a joint venture which owns and operates a non-AmeriHost Inn hotel. Although these two assets were not part of the hotel disposition plan adopted in 2003, we determined on September 2, 2004 that we would pursue these offers based on our assessment of the asset values, their potential, and related market conditions. The sale of these assets will result in a significant amount of positive cash flow to the company, however we anticipate recording approximately $378,000 in non-cash impairment charges related to these three assets during the third quarter of 2004, thereby reducing the carrying values of these assets to the anticipated net sale prices. We expect to review the carrying value of all our long-lived assets in accordance with SFAS 144 prior to the issuance of our report on Form 10-Q for the three and nine months ended September 30, 2004.

When the plan for hotel disposition was adopted, we expected that the sale of the identified hotels would generate net cash of approximately $11.5 million to $14.7 million, after the repayment of the related mortgage debt secured by the individual properties. Our sale program is a dynamic process. Since the adoption of the plan, we have slightly changed the mix of hotels being offered for sale, identified and/or engaged three additional brokers, in addition to the national broker used thus far, to market and sell the hotels, and reevaluated the listing prices of certain hotels on an ongoing basis. Based on changes in specific hotel market conditions, certain hotel offering prices have changed, including some price reductions. Currently, exclusive of any cash generated from the two additional assets contemplated to be sold as discussed above, we anticipate that the plan for hotel disposition will now generate total net proceeds toward the lower end of the range as originally estimated, or approximately $11.9 million to $12.5 million.


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Inclusive of the two additional assets contemplated to be sold, the plan for hotel disposition is expected to generate total net proceeds of approximately $14.0 million to $14.6 million. There can be no assurances, however, as to the timing, and terms of sale, or that any additional sales will be consummated.

ITEM 8.01 - OTHER EVENTS.

On September 17, 2004, Arlington Hospitality, Inc. (the "Company") issued a press release announcing August 2004 operating results and recent hotel development and sales activity. A copy of the Company's press release is attached to this current report on Form 8-K as Exhibit 99.1.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBITS

99.1 Press Release of Arlington Hospitality, Inc., dated September 17, 2004, announcing August 2004 operating results and recent hotel development and sales activity.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  September 17, 2004

                                       Arlington Hospitality, Inc.
                                       (Registrant)

                                       By:  /s/ Jerry H. Herman
                                          --------------------------------------
                                            Jerry H. Herman
                                            Chief Executive Officer

                                       By:  /s/ James B. Dale
                                          --------------------------------------
                                            James B. Dale
                                            Senior Vice President and
                                            Chief Financial Officer




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